Exhibit 10.18

Iomega 2008 Corporate Bonus Plan

Background for Plan

•

For Fiscal Year 2008, the Board of Directors has recognized the need to provide an incentive to employees to facilitate the goal to return the company to sustained profitability and instill a culture of individual accountability.

•	The Board of Directors further recognized:

•	Employment agreements with certain employees to provide bonus metrics each fiscal year, and

•	The benefits of a simplified plan with operating profitability metrics that focus all participants, regardless of level or geographic location, on the company’s profit goals

2008 Corporate Bonus Plan

Plan Structure:

•	Executive and non-executive employees participate in the same Plan

•	Plan is based on the Annual Operating Income goals

•	Payout is based on corporate metrics only

•	The Plan has three payout points, with 2 different slopes:

•	75% payout for a minimum threshold achievement

•	100% payout for a second (higher) threshold achievement

•	150% payout for achievement in excess of the second threshold level

•	A linear slope between 75% and 100%

•	Another linear slope between 100% and 150%

•	No accelerators beyond the 150% payout

•	Annual plan period

Administrative Details

•	Payout calculations will occur after audit review, Board review and public announcement of the 2008 fiscal year results

•	Any payments would generally occur in early February

•	Commissioned sales employees are not eligible

•	For participants employed by Iomega for only part of the fiscal year, participation is pro-rated based on hire date or approved leave of absence

•	Must be employed by Iomega on the date of payout to receive any bonus

•	Bonus may not be paid to those on a formal performance improvement plan

•	Company can modify or discontinue Plan at its sole discretion at any time